Exhibit 10.26

PERSONAL AND CONFIDENTIAL

December 3, 2011

Mr. John T. Cahill

Dear John,

I am very pleased to confirm the verbal offer extended to you for the position of Executive Chairman, Kraft Foods North America reporting to Irene Rosenfeld, Chairman and Chief Executive Officer, Kraft Foods Inc. until the anticipated Spin-off of Kraft Foods Group, Inc. (a wholly-owned direct subsidiary of Kraft Foods Inc. currently named Kraft Foods Global Holdings, Inc.), planned for the second half of 2012. Following the Spin-off, you will hold the position of Executive Chairman of Kraft Foods Group, Inc. Both positions will be located in Northfield, Illinois, USA.

If you accept our offer, we anticipate your hire date to be January 2, 2012. This letter sets forth all of the terms and conditions of the offer.

Annualized Compensation (Range of Opportunity)

		Target
Annual Base Salary		$750,000
Annual Incentive Plan (Target* – 100%)		$750,000
Long-Term Incentives**		$4,500,000
– Restricted Stock Units (75%)	$3,375,000
– Stock Options (25%)	$1,125,000
Total Annual Compensation		$6,000,000

*	Target as a percent of base salary.
**	The value of the long-term incentive awards reflects the “economic value” of equity awards. For restricted stock units the value reflects grant value. For stock option value, the value approximates the Company’s Black-Scholes value.

December 3, 2011

Annual Incentive Plan

Beginning on your date of employment, you will be eligible to participate in the Kraft Management Incentive Plan (MIP), which is Kraft Foods Inc.’s annual incentive program. Your target award opportunity under the MIP is equal to 100% of your base salary.

The actual amount you will receive may be lower or higher depending on your individual performance and the performance of Kraft Foods North America and Kraft Foods Inc. prior to the Spin-off and of Kraft Foods Group, Inc. following the Spin-off. Your 2012 award will be payable in March 2013.

Additional Cash Allowance

You will receive an annual cash allowance of $125,000, less applicable deductions for taxes, payable by Kraft Foods Inc. on January 15 prior to the Spin-off, and by Kraft Foods Group, Inc. on January 15 of each year during which you serve a full year as Executive Chairman following the Spin-off.

Long-Term Incentives

Restricted Stock Units/Stock Option Program

On your date of hire, Kraft Foods Inc. will grant you a mix of restricted stock units and stock options at the target amount noted on page 1. You will receive dividend equivalents on the restricted stock units during the vesting period consistent in amount and timing with that of Kraft Foods Inc. Common Stock shareholders prior to the spin-off and Kraft Foods Group, Inc. Common Stock shareholders following the spin-off.

The awards will vest as follows:

•	Restricted stock units will vest 100% on January 2, 2015

•	Stock options will vest 33% on January 2, 2013, 33% on January 2, 2014 and 34% on January 2, 2015

The stock options granted you will have a term of 10 years from the date of grant.

Kraft Foods Inc. typically communicates the number of stock options granted as a ratio relative to the number of restricted stock units granted based on the “economic value” of the stock options. In December 2011, Kraft Foods Inc. Board’s Human Resources and Compensation Committee will determine the 2012 ratio. For reference, in 2011, Kraft Foods Inc. granted six stock options for every restricted stock unit awarded but the Committee may change this ratio from year to year.

The applicable stock award agreements will provide details regarding the vesting and other provisions of these awards. Below is a summary of the stock award treatment under several scenarios.

December 3, 2011

•

In the event that you no longer hold the position of Executive Chairman, Kraft Foods North America or Executive Chairman, Kraft Foods Group, Inc., the treatment of equity awards granted to you at hire or at any other future date (unless specifically stated otherwise in the applicable stock award agreement) will be as follows:

Reason Executive Chairman Position No Longer Held	Unvested Awards	Vested Restricted Stock Units	Vested Stock Options
Become a non-employee director	Awards granted as Executive Chairman will continue to vest as if you remained in that role through the vesting period (even if you terminate your Board service following the transition to non-employee director)	Shares owned by participant	Participant may exercise options for the full original term

Resignation from Executive Chairman Position	Forfeited	Shares owned by participant	Options may be exercised for a period of 30 days following date of resignation after which they will be canceled

Mutual Agreement	Awards will continue to vest as if you remained employed through vesting period	Shares owned by participant	Participant may exercise options for the full original term

Termination for cause	Forfeited	Depending on reason for termination, Company may claw back shares	Options will be canceled on the effective date of termination

Death/Long-Term Disability	Awards vest immediately	Shares owned by participant or designated beneficiary	Participant or designated beneficiary may exercise options for the full original term

•	For purposes of the stock awards, “cause” means:

1) continued failure to substantially perform the job’s duties (other than resulting from incapacity due to disability);

2) gross negligence, dishonesty, or violation of any reasonable rule or regulation of Kraft Foods Inc. prior to the Spin-off and Kraft Foods Group, Inc. following the Spin-off where the violation results in significant damage to Kraft Foods Inc. prior to the Spin-off and Kraft Foods Group, Inc. following the Spin-off; or

3) engaging in other conduct that materially adversely reflects on Kraft Foods Inc. prior to the Spin-off and Kraft Foods Group, Inc. following the Spin-off.

December 3, 2011

•

If the anticipated Spin-off has not occurred by December 31, 2013, and you terminate your employment after that date, for reasons other than for cause, all outstanding awards will continue to vest on the originally-stated vesting dates. You will also have the full original term to exercise your stock options.

Perquisites

You will be eligible for:

•	an annual company car allowance of $15,000 under the executive perquisite policy.

•

an annual financial counseling allowance of $7,500. You may use any firm of your choosing and submit requests for payment directly to Kraft Foods Inc. prior to the Spin-off and Kraft Foods Group, Inc. following the Spin-off.

Stock Ownership Guidelines

You will be required to attain and then hold Kraft Foods Inc. and then Kraft Foods Group, Inc. Common Stock equal in value to five times your base salary. You will have five years from your date of employment to do so. Common Stock held for ownership determination includes:

•	common stock held directly or indirectly, and

•	unvested restricted stock units or share equivalents held in the Kraft Foods Inc. or Kraft Foods Group’s 401(k) plan; however the definition;

•	excludes shares represented by unexercised stock options.

Other Benefits

Your offer includes Kraft Foods Inc.’s comprehensive benefits package available to full-time salaried employees. The enclosed Kraft Benefits Summary brochure describes the 2012 benefits package. As the brochure points out, Kraft Foods Inc. is not obligated to maintain these benefits in the future. In addition, we anticipate that Kraft Foods Group, Inc. will continue to offer a comprehensive benefits package but that the components and costs to the employee may differ.

You will be a U.S. employee of Kraft Foods Global Holdings, Inc. until the Spin-off and Kraft Foods Group, Inc. following the Spin-off. The laws of Illinois, U.S.A will govern your employment status. As such, your status will be that of an “at will” employee. This means that either you or Kraft Foods Global Holdings, Inc. until the Spin-off and Kraft Foods Group, Inc. following the Spin-off is free to terminate the employment relationship at any time, for any reason.

If your employment ends due to an involuntary termination, you will not be eligible for any severance.

This offer is based on the role and time commitment you discussed with the Board of Directors. If there are any material changes to the role or time commitment in the future we will reevaluate this remuneration arrangement at that time.

December 3, 2011

Although we do not anticipate significant changes to the total remuneration presented in this letter, please note that the management and directors of Kraft Foods Group, Inc. will have the right to make adjustments following the Spin-off.

Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)

If you are a “specified employee” (within the meaning of Code section 409A) as of your separation from service (within the meaning of Code section 409A):

(a)	payment of any amounts under this letter (or under any severance arrangement pursuant to this letter) which the Company (for purposes of this subsection, the “Company” shall be defined as Kraft Foods Inc. prior to the Spin-off and Kraft Foods Group, Inc. following the Spin-off) or the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Code section 409A) and which would otherwise be paid upon your separation from service shall not be paid before the date that is six months after the date of your separation from service and any amounts that cannot be paid by reason of this limitation shall be accumulated and paid on the first day of the seventh month following the date of your separation from service (within the meaning of Code section 409A); and

(b)	any welfare or other benefits (including under a severance arrangement) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Code section 409A) and which would otherwise be provided upon your separation from service shall be provided at your sole cost during the first six-month period after your separation from service and, on the first day of the seventh month following your separation from service, the Company shall reimburse you for the portion of such costs that would have been payable by the Company for that period if you were not a specified employee.

Payment of any reimbursement amounts and the provision of benefits by the Company pursuant to this letter (including any reimbursements or benefits to be provided pursuant to a severance arrangement) which the Company determines constitute nonqualified deferred compensation (within the meaning of Code section 409A) shall be subject to the following:

(a)	the amount of the expenses eligible for reimbursement or the in-kind benefits provided during any calendar year shall not affect the amount of the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year;

(b)	the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)	your right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit.

December 3, 2011

This offer is contingent upon successful completion of our pre-employment checks. Those may include a background screen, reference check, and post-offer drug test or procedures that we specify.

If you have any questions, you can reach me at (XXX) XXX-XXXX or Karen May at XXX-XXX-XXXX.

Sincerely,

/s/ Mark D. Ketchum

Mark D. Ketchum

Lead Director

Kraft Foods Inc.

I accept the offer as expressed above.

/s/ John T. Cahill	12/5/11
Signature	Date
John T. Cahill

Enclosure:	Kraft Foods Benefits Summary
Management Incentive Plan Brochure
Equity Brochure